UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 10, 2006

CENTURY PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-126490

(Commission File Number)

47-0950123

(IRS Employer Identification No.)

1600 Broadway, Suite 2400, Denver, CO 80202

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (303) 542-1906

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Item 2.01	Entry Into a Material Definitive Agreement Completion of Acquisition or Disposition of Assets.

On August 10, 2006, Falcon Natural Gas Corporation assigned to us all if its right, title and interest in and to any leases on its property located in DeWitt County, Texas in connection to a Participation Agreement dated September 1, 2005 entered into by our company and Falcon Natural Gas Corporation. Under the terms of the Participation Agreement, Falcon Natural Gas Corporation reserves 2% (of 8/8ths working interest) carried working interest position through the point of sales, subject to the express terms and provision of the Participation Agreement and all existing Oil and Gas Leases. In consideration for the assignment, we will pay to Falcon Natural Gas Corporation $512,750.14, of this $336,060 will be paid directly by us to Southern Resource Company in satisfaction of the obligations of Falcon Natural Gas Corporation due under the Participation Agreement and the balance of $176,690.14 will be paid by us to Falcon Natural Gas Corporation.

Item 3.02	Unregistered Sales of Equity Securities

On August 15, 2006, we closed a private placement of 425,000 Units for gross proceeds of $425,000. Each Unit consists of one common share and one common share purchase warrant. Each common share purchase warrant is exercisable into one common share at a price of $1.50 per warrant share for a period of twenty-four months. The proceeds will be used for working capital.

We issued all of the 425,000 common shares to a non U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits
EXHIBITS
10.1	Assignment dated August 10, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY PETROLEUM CORP.

/s/ Johannes T. Petersen

Johannes T. Petersen

President

Date: August 16, 2006